Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company:

Chris Plant
Dan Lee Chairman & CEO (702) 784-7777	Steve Capp CFO (702) 784-7777	Wade Hundley COO (702) 784-7777	Lewis Fanger Investor Relations (702) 784-7777

FOR IMMEDIATE RELEASE

May 4, 2004

PINNACLE ENTERTAINMENT REPORTS FIRST QUARTER 2004 RESULTS

LAS VEGAS, May 4, 2004—Pinnacle Entertainment, Inc. (NYSE:PNK) today reported financial results for the first quarter ended March 31, 2004.

For the first quarter, revenues rose to $134.4 million from $132.1 million a year earlier. Adjusted EBITDA(1) increased 7.4% to $23.8 million from $22.2 million for the prior-year period, mainly as a result of revenue growth and cost containment. The Company’s adjusted EBITDA margin improved to 17.7% in the quarter from 16.8% a year earlier.

Adjusted net loss(1) for the quarter was $377,000, or $0.01 per diluted share, compared to a net loss of $847,000, or $0.03 per diluted share, for the first quarter of 2003. Non-routine items net of taxes for the quarter were approximately $1.8 million, including a gain on sale of assets of $8.7 million, offset by pre-opening and development costs of $1.5 million and a loss on the early extinguishment of debt of $5.5 million. There were no such non-routine items in the first quarter of 2003. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported net income of $1.4 million, or $0.04 per diluted share, versus the prior-year loss of $847,000.

“We are pleased with the progress made this quarter, producing growth in both revenue and adjusted EBITDA,” said Daniel R. Lee, Pinnacle Entertainment’s Chairman and Chief Executive Officer. “New Orleans and Belterra continue to lead the Company, and diligent cost management improved Bossier City’s results as well.”

Additional recent highlights include:

•	On April 22, the Company and the City of St. Louis executed a redevelopment agreement that recommends Pinnacle to the Missouri Gaming Commission to develop a $208 million casino and luxury hotel project in downtown St. Louis near Laclede’s Landing. The new project, if approved by the Missouri Gaming Commission, will be located on land owned by the Company near the Edward Jones domed stadium, the America’s Center convention center, the famed Gateway Arch and the central business district.

•	On February 2, 2004, Pinnacle completed the sale of 11.5 million shares of common stock at a price of $11.15 per share, generating net proceeds of approximately $120.4 million.

•	On February 10, 2004, St. Louis County selected the Company to negotiate a lease and development agreement based on Pinnacle’s proposal for a casino complex in the community of Lemay. As proposed, the $300 million project would feature many non-gaming amenities alongside the casino, including a first-class hotel, retail shops, a multiplex movie theater and a bowling alley. For both the city and county opportunities, the Missouri Gaming Commission will make the final decision in its discretion on whether to and to whom to issue one or more gaming licenses in the St. Louis market. Artists’ renderings of both development proposals are accessible via the Company’s corporate website at www.pnkinc.com.

•	On February 27, 2004, the Company completed the sale of 37 acres of surplus land in Inglewood, California for approximately $22 million in cash, and recorded a gain of approximately $13.2 million.

•	On March 15, 2004, the Company closed a private offering of $200 million aggregate principal amount of 8.25% senior subordinated notes due 2012, which were issued at 99.282% of par to yield 8.375% to maturity. Net proceeds of the offering were used on March 19 to repurchase $188 million of Pinnacle’s $350 million 9.25% senior subordinated notes due 2007.

•	On April 28, 2004, the Company awarded a construction contract for a replacement facility of the existing Neuquen casino, the principal Casino Magic Argentine property. The new facility will include a casino, restaurants and an entertainment venue on land owned by the Company approximately one mile from the existing facility.

•	On April 29, 2004, the prospective buyer of the remaining 60 acres of surplus land in Inglewood, California paid the Company the required non-refundable deposit of $1 million to extend its option to purchase the property to May 31, 2004.

•	On May 1, the Company opened its new 300-guestroom hotel tower at Belterra Casino Resort, the centerpiece of the property’s expansion project. In addition to increasing the guestroom base to 608, the project includes 33,000 square feet of meeting and convention space (opened in February), a year-round swimming pool and other amenities. The project cost, as budgeted, is approximately $37 million.

•	Construction of Pinnacle’s project in Lake Charles, Louisiana, scheduled to open in the Spring of 2005, continues to be on schedule and on budget. The development, which will cost approximately $325 million, includes approximately 700 guestrooms, a championship golf course, and a single-level dockside casino surrounded on three sides by the hotel and other amenities. Pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

Property Highlights

Boomtown New Orleans

Boomtown New Orleans had its strongest first quarter to date, reporting EBITDA(1) of $8.5 million for the quarter, up 14.0% from $7.5 million a year earlier. Total revenues grew 6.5% to $28.6 million from $26.9 million in the prior-year quarter, and the EBITDA margin improved two percentage points to 29.7% from 27.7%.

Belterra Casino Resort

Belterra Casino Resort likewise had a record quarter with EBITDA of $6.8 million, up 41.2% from the $4.8 million in the prior-year period. Revenues for the quarter also grew substantially to $35.5 million from $31.1 million. The quarterly EBITDA margin improved to 19.0% from 15.4% in the prior-year quarter, despite more than $400,000 in additional marketing costs in the first quarter related to the opening of the 300-guestroom hotel tower in the second quarter.

Boomtown Bossier City

For the 2004 first quarter, Boomtown Bossier City increased its EBITDA by 22.6% to $6.2 million from $5.1 million in the 2003 period, while revenues declined by 6.3% to $26.9 million from $28.7 million. For the quarter, the EBITDA margin improved 5.4 percentage points to 23.0% from 17.6% in 2003. Cost control programs introduced in 2003 and more tailored marketing programs accounted for the improvement. The Bossier City/Shreveport market continues to be affected by an increase in competition, particularly from Native American gaming in Oklahoma.

Casino Magic Biloxi

Casino Magic Biloxi’s EBITDA was $4.0 million in the quarter, compared to $4.6 million in the prior-year period, and revenues were $20.8 million compared to $22.0 million, reflecting highly competitive market conditions. The Company and property management continue to examine marketing programs and staffing levels.

Boomtown Reno

Boomtown Reno continued to feel the effects of competition from Native American gaming facilities in Northern California that have opened since mid-2003. Consistent with results from the second half of 2003, revenues declined 10.4% in the first quarter of 2004 to $17.5 million from $19.5 million. The Reno market is seasonal, favoring the summer. As a result, the 10.4% decline in revenues had an exaggerated effect on the off-season quarter. EBITDA was $0.5 million compared to $2.7 million in the 2003 period.

Casino Magic Argentina

Benefiting from the improved economic and political environment, and a stronger peso, the Company’s Argentine operations posted revenue growth of 45.1% to $3.5 million from $2.4 million, and more than doubled its EBITDA to $1.4 million from $0.6 million in the 2003 period.

Other Items

Corporate Expenses. Corporate expenses rose to $5.0 million from $4.5 million, primarily from increased staffing.

Pre-opening and Development Costs. During the quarter, the Company incurred $2.2 million of pre-opening and development costs, primarily for the Lake Charles project and the St. Louis development opportunities.

Gain on Sale of Assets. As noted above, the Company completed the sale of 37 acres of surplus land in Inglewood, California to a regional homebuilder for approximately $22 million in cash, generating a gain of approximately $13.2 million. The Company does not anticipate paying any income tax on the sale in current periods due to its federal net operating loss carry-forwards.

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. In the 2004 first quarter, Pinnacle paid or accrued $30.5 million in gaming taxes, $3.4 million in payroll taxes, $2.0 million in property taxes, and $0.7 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $36.6 million for taxes paid to state and local authorities in the first three months of 2004.

2004 Outlook

Based on expected market and economic conditions and other factors, Pinnacle Entertainment anticipates that 2004 adjusted EBITDA results, excluding non-routine items such as pre-opening and development costs, asset sales gains and early extinguishment of debt costs, will be approximately $95 million versus $90.5 million in 2003, consistent with the Company’s previous guidance. The Company estimates that its net loss for 2004 will be approximately $9.3 million (including certain non-routine items pursuant to GAAP). Included in the anticipated net loss are substantial depreciation charges and other non-cash charges, which result in net losses under GAAP even as the Company produces significant positive cash flow. The Company expects to generate positive cash flow from operations, after cash interest payments, of approximately $35 million to $40 million. For a summary of the 2004 outlook, and a reconciliation to net loss, see the attached supplemental table.

These forecasts represent the Company’s best estimates at this time. The Company may or may not provide financial guidance in future press releases. Pinnacle Entertainment reserves the right to adjust its guidance at any time but does not undertake any obligation to update or revise any guidance or other forward-looking statements, whether as a result of new developments or otherwise.

Investor Conference Call

Pinnacle will hold a conference call for investors today, May 4, 2004, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2004 first quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

Non-GAAP Financial Measures

(1) EBITDA, adjusted EBITDA and adjusted net loss are non-GAAP measurements. The Company defines EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization and loss on early extinguishment of debt; and defines adjusted EBITDA as EBITDA excluding pre-opening and development costs and gain on sale of assets (EBITDA and adjusted EBITDA are collectively referred to as the ‘EBITDA Measures’). The Company defines adjusted net loss as net loss before pre-opening and development costs, gain on sale of assets and loss on early extinguishment of debt. EBITDA, adjusted EBITDA and adjusted net loss are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the EBITDA Measures to analyze the performance of the Company’s business segments. The EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider the EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. The EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management compensates for these limitations by using the EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The EBITDA Measures are not calculated in the same manner by all companies and accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” table for a reconciliation of EBITDA and adjusted EBITDA to operating income and net loss.

Adjusted net loss is presented solely as a supplemental disclosure because management believes that the adjustments provide a measure of performance that more closely resembles widely used measures of performance and principal bases for valuation of gaming companies. See the attached “supplemental information” table for a reconciliation of GAAP net loss to adjusted net loss.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos in the Los Angeles metropolitan area. The Company is developing a major casino resort in Lake Charles, Louisiana and has proposed two new developments in St. Louis, Missouri.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future operating results, new development opportunities and anticipated construction schedules and costs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) because the Company is highly leveraged, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (d) the risk that development of the Lake Charles resort, the expanded Belterra Casino Resort and other capital intensive projects could strain the Company’s financial resources and might not provide for a sufficient return, if any; and (e) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—-financial tables follow—-)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	For the three months ended March 31,
	2004	2003
Revenues:
Gaming	$114,991	$113,508
Food and beverage	7,495	6,753
Truck stop and service station	4,581	4,647
Hotel and recreational vehicle park	3,299	3,121
Other income	3,991	4,063

	134,357	132,092

Expenses:
Gaming	66,677	65,168
Food and beverage	7,098	8,035
Truck stop and service station	4,283	4,325
Hotel and recreational vehicle park	1,760	2,064
General and administrative	28,972	27,866
Depreciation and amortization	11,705	11,479
Other operating expenses	1,725	2,433
Pre-opening and development costs	2,197	0
Gain on sale of assets	(13,181)	0

	111,236	121,370

Operating income	23,121	10,722
Interest income	867	481
Interest expense, net of capitalized interest	(13,571)	(12,357)
Loss on early extinguishment of debt	(8,254)	0

Income (loss) before income taxes	2,163	(1,154)
Income tax (expense) benefit	(730)	307

Net income (loss)	$1,433	$(847)

Net income (loss) per common share—basic	$0.05	$(0.03)

Net income (loss) per common share—diluted	$0.04	$(0.03)

Number of shares—basic	31,417	25,934
Number of shares—diluted	32,762	25,934

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2004	December 31, 2003
Assets
Cash, cash equivalents and restricted cash	$334,522	$229,036
Other assets	99,859	106,357
Property and equipment, net	657,906	621,709

Total assets	$1,092,287	$957,102

Liabilities and Stockholders’ Equity
Liabilities	$113,162	$110,308
Notes payable	655,993	645,935

Total liabilities	769,155	756,243

Stockholders’ equity	323,132	200,859

Total liabilities and stockholders’ equity	$1,092,287	$957,102

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	For the three months ended March 31,
	2004	2003
Revenues
Boomtown New Orleans	$28,609	$26,858
Belterra Casino Resort	35,483	31,080
Boomtown Bossier City	26,949	28,747
Casino Magic Biloxi	20,794	21,952
Boomtown Reno	17,469	19,487
Casino Magic Argentina	3,493	2,408
Card Clubs	1,560	1,560

Total Revenues	$134,357	$132,092

Adjusted EBITDA (a)
Boomtown New Orleans	$8,492	$7,452
Belterra Casino Resort	6,757	4,784
Boomtown Bossier City	6,202	5,058
Casino Magic Biloxi	3,988	4,647
Boomtown Reno	516	2,673
Casino Magic Argentina	1,396	614
Card Clubs	1,498	1,497
Corporate	(5,007)	(4,524)

Adjusted EBITDA	$23,842	$22,201

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$23,842	$22,201
Pre-opening and development costs	(2,197)	0
Gain on sale of assets	13,181	0

EBITDA	34,826	$22,201
Depreciation and amortization	(11,705)	(11,479)
Interest expense, net	(12,704)	(11,876)
Loss on early extinguishment of debt	(8,254)	0
Income tax (expense) benefit	(730)	307

Net income (loss)	$1,433	$(847)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss)	Depreciation and Amortization	EBITDA (a)	Non- Routine Items	Adjusted EBITDA(a)
Three months ended March 31, 2004
Boomtown New Orleans	$6,879	$1,613	$8,492	$0	$8,492
Belterra Casino Resort	3,171	3,586	6,757	0	6,757
Boomtown Bossier City	4,489	1,713	6,202	0	6,202
Casino Magic Biloxi	2,032	1,956	3,988	0	3,988
Boomtown Reno	(1,338)	1,854	516	0	516
Casino Magic Argentina	1,223	173	1,396	0	1,396
Card Clubs	758	740	1,498	0	1,498
Corporate	(5,077)	70	(5,007)	0	(5,007)
Non-routine items (b)	10,984	0	10,984	(10,984)	0

	$23,121	$11,705	$34,826	$(10,984)	$23,842

Three months ended March 31, 2003
Boomtown New Orleans	$5,823	$1,629	$7,452	$0	$7,452
Belterra Casino Resort	1,443	3,341	4,784	0	4,784
Boomtown Bossier City	3,105	1,953	5,058	0	5,058
Casino Magic Biloxi	2,713	1,934	4,647	0	4,647
Boomtown Reno	897	1,776	2,673	0	2,673
Casino Magic Argentina	463	151	614	0	614
Card Clubs	820	677	1,497	0	1,497
Corporate	(4,542)	18	(4,524)	0	(4,524)

	$10,722	$11,479	$22,201	$0	$22,201

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of EBITDA and adjusted EBITDA.
(b)	Includes pre-opening and development costs of $2,197,000 and gain on sale of assets of $13,181,000. See “Adjusted EBITDA to Net Loss Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Loss

(in thousands, except per share data, unaudited)

	For the three months ended March 31,
	2004	2003
Adjusted net loss (a)
Net income (loss)	$1,433	$(847)
Pre-opening and development costs	1,456	0
Gain on sale of assets	(8,738)	0
Loss on early extinguishment of debt	5,472	0

Adjusted net loss	$(377)	$(847)

Adjusted net loss per common share – basic and diluted
Net income (loss)	$0.05	$(0.03)
Pre-opening and development costs	0.05	0.00
Gain on sale of assets	(0.28)	0.00
Loss on early extinguishment of debt	0.17	0.00

Adjusted net loss per common share – basic and diluted	$(0.01)	$(0.03)

Number of shares – basic and diluted (b)	31,417	25,934

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net loss.
(b)	The diluted impact of in-the-money stock options outstanding are not included for the three months ended March 31, 2004 and 2003 as the Company incurred an adjusted net loss for those periods and such inclusion would be antidilutive.

Pinnacle Entertainment, Inc.

2004 Outlook

(in thousands, except per share data, unaudited)

The following table sets forth a reconciliation of the Company’s 2004 adjusted EBITDA (as defined above) outlook to estimated net loss.

	Fiscal 2004 Outlook Range
	Low	High
Adjusted EBITDA	$93,000	$97,000
Pre-opening and development costs (a)	(15,000)	(15,000)
Gain on sale of assets (b)	13,181	13,181
Depreciation and amortization	(50,000)	(50,000)

Operating income	41,181	45,181
Loss on early extinguishment of debt (b)	(8,254)	(8,254)
Interest expense, net of capitalized interest and interest income	(49,000)	(49,000)

Estimated net loss before income tax benefit	(16,073)	(12,073)
Income tax benefit	5,425	4,075

Estimated net loss	$(10,648)	$(7,998)

Estimated loss per share	$(0.30)	$(0.23)

Number of shares – basic and diluted	35,500	35,500

(a)	Includes estimated pre-opening and development costs for Lake Charles, St. Louis and the California gaming initiative.
(b)	Although the Company has agreements that could result in significant additional land sales during 2004, the 2004 guidance assumes there will not be any additional asset sale gains or early extinguishment of debt costs and therefore reflect actual amounts incurred through March 31, 2004.

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